FOR IMMEDIATE RELEASE                                        CONTACT:
                                                             Maribeth Waldman
                                                             (515) 296-6560
                                                             maribeth@eai.com

                      EAI SELECTS KPMG LLP AS ITS AUDITORS

Ames, Iowa -- (March 1, 2000) -- Engineering Animation Inc. (Nasdaq: EAII), announced the selection of KPMG LLP as its auditors, effective today. EAI's previous auditors, Ernst & Young LLP, discovered it could not meet a Securities and Exchange Commission technical requirement for auditing independence.

The SEC prohibits an auditor from providing bookkeeping services to foreign divisions or subsidiaries of domestic audit clients for fees in excess of 1% of the client's total audit fee. E&Y provided bookkeeping services for three of EAI's European subsidiaries and received fees in excess of the requirement, therefore impairing their independence and requiring E&Y to resign.

"We are disappointed that E&Y found itself in the position of having to resign as our auditors due to an independence violation," stated Matthew Rizai, EAI CEO and chairman of the board. "We are pleased that KPMG is fully engaged. The KPMG staff has initiated their work on site and is working diligently to expedite the audit process."

E&Y have provided auditing services to EAI each fiscal year since 1990. EAI's 1999 financials will be audited by KPMG.

About EAI

Engineering Animation, Inc. is the leader in Internet-enabled visual process management, collaboration, analysis and communication solutions for extended manufacturing enterprises. EAI's VisEPM(TM) solutions, which include
e-Vis.com(TM) (www.e-vis.com) and Open Enterprise Visualization, help manufacturing companies drive down costs while improving business practices, efficiency, quality and time-to-market. The Company maintains its corporate headquarters and technology center in Ames, Iowa and has offices worldwide.



For more  information,  visit EAI at www.eai.com or call (515) 296-9908.